Monday May 2, 2011	Exhibit 99.1

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer
860-435-9801or rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS FIRST QUARTER 2011 RESULTS; 49 CENTS EPS UP 75% VERSUS FIRST QUARTER 2010; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, May 2, 2011 /PR Newswire…..Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2011.

Selected first quarter 2011 highlights

Net income available to common shareholders was $828,000, or $0.49 per common share, for its first quarter ended March 31, 2011 (first quarter 2011), compared with $1,125,000, or $0.67 per common share, for the fourth quarter ended December 31, 2010 (fourth quarter 2010), and $479,000, or $0.28 per common share, for the first quarter ended March 31, 2010 (first quarter 2010).

Net income available to common shareholders is net of preferred stock dividends of $115,000 per quarter.

•	Earnings per common share decreased $0.18, or 26.9%, to $0.49 versus fourth quarter 2010, and increased $0.21, or 75.0%, versus first quarter 2010.

•	Tax equivalent net interest income increased $67,000, or 1.4%, versus fourth quarter 2010, and increased $470,000, or 10.9%, versus first quarter 2010.

•
Provision for loan losses was $330,000, versus $380,000 for fourth quarter 2010 and $180,000 for first quarter 2010. Net loan charge-offs were $273,000, versus $307,000 for fourth quarter 2010 and $4,000 for first quarter 2010.

•	Non-interest income decreased $225,000, or 13.8%, versus fourth quarter 2010 and increased $272,000, or 24.0%, versus first quarter 2010.

•	Non-interest expense increased $182,000, or 4.3%, versus fourth quarter 2010 and $112,000, or 2.6%, versus first quarter 2010.

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Non-performing assets increased $990,000 to $11.7 million, or 2.3% of total assets, versus fourth quarter 2010 and decreased $5.4 million versus first quarter 2010. Loans receivable 30 days or more past due increased $2.9 million to $11.9 million, or 3.2% of gross loans, versus fourth quarter 2010 and increased $33,000 versus first quarter 2010.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased with our first quarter year-over-year earnings improvement, reflecting top line revenue growth and relatively stable operating expenses. Our first quarter 2011 earnings per share of $0.49 represents a 75% increase over first quarter 2010 results. The improved earnings are reflective of the solid growth of our core business, primarily loans, deposits, and assets under management in our wealth advisory area, as well as rigorous expense controls.

“We remain acutely focused on managing credit risk. The slight increase in non-performing assets compared to the fourth quarter reflects the persistent weakness in the local economy and the seasonal challenges facing many local businesses. As a “main street” community bank we are committed to supporting our small business and retail customers during these difficult economic times and while managing our credit risk.”

Tax equivalent net interest income for first quarter 2011 increased $67,000, or 1.4%, versus fourth quarter 2010, and $470,000, or 10.9%, versus first quarter 2010. Average total deposits increased $7.1 million versus fourth quarter 2010 and increased $18.3 million, or 4.4%, versus first quarter 2010. Average earning assets increased $7.5 million, or 1.3%, versus first quarter 2010. The net interest margin increased 12 basis points versus fourth quarter 2010 and 31 basis points to 3.56% for first quarter 2011.

The provision for loan losses for first quarter 2011 was $330,000, versus $380,000 for fourth quarter 2010 and $180,000 for first quarter 2010. Net loan charge-offs were $273,000, $307,000 and $4,000, for the respective periods. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, remained relatively unchanged at 1.10%, versus 1.10% for fourth quarter 2010 and 1.10% for first quarter 2010.

Non-interest income for first quarter 2011 decreased $225,000 versus fourth quarter 2010 and increased $272,000 versus first quarter 2010. Income from sales and servicing of mortgage loans decreased $279,000 versus fourth quarter 2010 and increased $90,000 versus first quarter 2010, due to changes in the volume of loan sales, which were $6.1 million for first quarter 2011, $16.2 million for fourth quarter 2010 and $4.2 million for first quarter 2010. The decline in mortgage lending rates to historically low levels in mid 2010 generated a surge of mortgage loan refinance activity from which Salisbury benefited during the second half of 2010.

Trust and Wealth Advisory revenues increased $72,000 versus fourth quarter 2010 and $122,000 versus first quarter 2010 as a result of both growth in managed assets and higher asset valuations. Service charges and fees decreased $26,000 versus fourth quarter 2010 and increased $47,000 versus first quarter 2010.

Non-interest expense for first quarter 2011 increased $182,000 versus fourth quarter 2010 and $112,000 versus first quarter 2010. Compensation increased $20,000 and $162,000, respectively, versus fourth quarter 2010 and first quarter 2010. Premises and equipment increased $55,000 versus fourth quarter 2010, and $68,000 versus first quarter 2010. The year-over-year increase is due primarily to the relocation of the Sheffield branch to a larger office in August 2010. Data processing increased $5,000 versus fourth quarter 2010 and decreased $31,000 versus first quarter 2010. Professional fees increased $158,000 versus fourth quarter 2010 and decreased $122,000 versus first quarter 2010. FDIC insurance increased $36,000 and $52,000, respectively, due to higher 2011 premiums and deposit growth. Other operating expenses increased $40,000 and decreased $23,000, respectively, versus fourth quarter 2010 and first quarter 2010. The increase over fourth quarter 2010 was due to accrual reversals fourth quarter 2010. The decrease over first quarter 2010 is due to lower spending on printing, loan related services, telecommunications, consumable supplies and other operational items.

The effective income tax rate for first quarter 2011, fourth quarter 2010 and first quarter 2010 were 18.27%, 14.25% and 11.80%, respectively.

Loan credit quality indicators deteriorated during first quarter 2011 versus fourth quarter 2010, reflecting the persistent weakness in the local and regional economies and seasonal factors. Non-performing assets increased $990,000 during first quarter 2011 to $11.7 million, or 2.03% of assets, compared with $10.8 million at December 31, 2010, and decreased $0.6 million compared with $12.3 million, or 2.19% of assets, at March 31, 2010.

During first quarter 2011, $1.4 million was placed on non-accrual status, no loans were returned to accrual status, $0.1 million was repaid, $0.3 million was foreclosed and $259,000 was charged-off. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the sale of the underlying real estate. At March 31, 2011, 25.7% of non-accrual loans were current with respect to loan payments, compared with 28.9% at December 31, 2010 and 58.0% at March 31, 2010.

Troubled debt restructured (“TDR”) loans decreased $0.6 million during first quarter 2011 to $9.0 million, compared with $9.6 million at December 31, 2010 and $11.3 million at March 31, 2010. During first quarter 2011 no loans were added or removed for sustained satisfactory performance, $42,000 was repaid, $0.3 million was foreclosed, and $259,000 was charged-off. At March 31, 2011 and December 31, 2010 59.4% and 55.6%, respectively, of TDR loans were accruing, of which 84.1% and 88.9%, respectively, were current with respect to loan payments.

Loans past due 30 days or more increased $2.9 million during first quarter 2011 to $11.8 million, or 3.2% of loans, compared with $8.9 million, or 2.5% of loans, at December 31, 2010, and $11.9 million, or 3.6% of loans at March 31, 2010.

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2011 the Bank’s Tier 1 leverage and total risk-based capital ratios were 6.83% and 11.21%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. Salisbury’s Tier 1 leverage and total risk-based capital ratios were 8.58% and 13.99%, respectively. Salisbury’s higher ratios reflect the inclusion of the Treasury’s $8.8 million CPP investment, all of which has been retained by the holding company.

At March 31, 2011, Salisbury’s assets totaled $577 million. Book value and tangible book value per common share were $27.92 and $21.39, respectively. Tangible book value excludes goodwill and core deposit intangibles.

First quarter 2011 dividend

The Board of Directors of Salisbury Bancorp, Inc. (NYSE Amex Equities: SAL), the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their April 29, 2011 meeting. The dividend will be paid on May 25, 2011 to shareholders of record as of May 11, 2011.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made.  Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month period ended March 31,
STATEMENT OF INCOME	2011	2010
Interest and dividend income	$6,039	$6,019
Interest expense	1,532	1,983
Net interest income	4,507	4,036
Provision for loan losses	330	180
Gains on securities, net	11	-
Trust and wealth advisory	667	545
Service charges and fees	499	453
Gains on sales of mortgage loans, net	133	42
Mortgage servicing, net	32	33
Other	59	56
Non-interest income	1,401	1,129
Compensation	2,363	2,201
Premises and equipment	583	515
Data processing	377	408
Professional fees	280	402
FDIC insurance	223	171
Marketing and community contributions	68	62
Amortization of core deposit intangibles	56	56
Other	474	497
Non-interest expense	4,424	4,312
Income before income taxes	1,154	673
Income tax provision	211	79
Net income	943	594
Net income available to common shareholders	828	479
Per common share
Basic and diluted earnings	$0.49	$0.28
Common dividends paid	0.28	0.28
Statistical data
Net interest margin (fully tax equivalent)	3.56%	3.25%
Efficiency ratio (fully tax equivalent)	69.77	78.07
Return on average assets	0.59	0.34
Return on average common shareholders’ equity	7.24	4.40
Weighted average equivalent common shares outstanding, diluted	1,688	1,687

Salisbury Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

FINANCIAL CONDITION	March 31, 2011	December 31, 2010	March 31, 2010
Total assets	$576,894	$575,470	$563,118
Loans receivable, net	361,243	354,449	329,599
Allowance for loan losses	3,978	3,920	3,649
Securities	131,310	153,510	172,271
Cash and cash equivalents	43,091	26,908	19,729
Goodwill and intangible assets, net	11,015	11,071	11,238
Demand (non-interest bearing)	74,690	71,565	68,852
Demand (interest bearing)	59,311	63,258	50,148
Money market	106,468	77,089	68,317
Savings and other	97,407	93,324	88,699
Certificates of deposit	114,503	125,053	146,473
Deposits	452,379	430,289	422,489
Federal Home Loan Bank advances	55,888	72,812	75,356
Repurchase agreements	8,241	13,190	7,973
Shareholders' equity	55,948	55,016	53,023
Non-performing assets	11,741	10,751	12,339
Per common share
Book value	$27.92	$27.37	$26.21
Tangible book value	21.39	20.81	19.55
Statistical data
Non-performing assets to total assets	2.03%	1.87%	2.19%
Allowance for loan losses to total loans	1.10	1.10	1.10
Allowance for loan losses to non-performing loans	36.58	38.65	30.25
Common shareholders' equity to assets	9.70	9.56	9.42
Tangible common shareholders' equity to assets	6.26	6.10	5.85
Tier 1 leverage capital	8.58	8.39	8.40
Total risk-based capital	13.99	13.91	12.75
Common shares outstanding, net (period end)	1,688	1,688	1,687